EXHIBIT 1
To Schedule 13D

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Generation Hemp, Inc., shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: September 10, 2021

Cadila Pharmaceuticals Limited		IRM Trust

* /s/ Rajiv I. Modi		* /s/ Rajiv I. Modi
By:	Dr. Rajiv I. Modi, Ph.D.	By:	Dr. Rajiv I. Modi, Ph. D.
its	Chairman and Managing Director	its	Trustee

/s/ Amitabha Banerjee
Satellite Overseas (Holdings) Limited			Mr. Amitabha Banerjee
Trustee
* /s/ Rajiv I. Modi
By:	Dr. Rajiv I. Modi, Ph. D.
its	Director